Execution Copy

Exhibit C.2

AMENDMENT NO. 2

TO FISCAL AGENCY AGREEMENT

AMENDMENT NO. 2 dated as of October 14, 2004 (this “Amendment”), to the Fiscal Agency Agreement dated as of February 6, 2003, as amended by Amendment No. 1 thereto dated as of November 21, 2003, (as amended, the “Fiscal Agency Agreement”), between THE REPUBLIC OF PERU (“Peru”) and JPMORGAN CHASE BANK (the “Fiscal Agent”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Fiscal Agency Agreement.

RECITALS

WHEREAS, clause (v) of the second paragraph of Section 9.1(d) of the Fiscal Agency Agreement provides that Peru and the Fiscal Agent may, without the vote or consent of any holder of Bonds of any Series, amend the Fiscal Agency Agreement or the Terms for the purpose of effecting any amendment of the Fiscal Agency Agreement so long as such amendment does not, and will not, adversely affect the rights or interests of any holder of Bonds of that Series; and

WHEREAS, Peru has requested and the Fiscal Agent has agreed, consistent with such clause (v), to amend the Fiscal Agency Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Peru and the Fiscal Agent hereby agree as follows:

SECTION 1. Scope of the Amendment. The provisions of this Amendment shall apply only to any Bonds issued on or after the date hereof under the Fiscal Agency Agreement, and shall not modify or otherwise affect the terms and conditions of any currently outstanding Bonds under the Fiscal Agency Agreement.

SECTION 2. Amendment to Article III, Section 3.3(h). Article III, Section 3.3(h) of the Fiscal Agency Agreement is hereby amended to read as follows: “A Global Bond may be deposited with such other Depository as Peru may from time to time designate, and shall bear such legends as may be appropriate. Any Depository designated pursuant to this Section 3.3 must, at the time of its designation and at all times while it serves as Depository, be a clearing agency that is registered, exempt from registration or not required to be registered under the Exchange Act and/or any other applicable statute or regulation in connection with the Global Bonds deposited with such Depository.”

SECTION 3. Amendment to Article III, Section 3.3(i). Article III, Section 3.3(h) of the Fiscal Agency Agreement is hereby amended to read as follows: “If at any time Peru notifies the Depository that it will no longer be the Depository for the Bonds, or if the Depository notifies Peru that it is unwilling, unable or no longer qualified to continue acting as the Depository for the Bonds, or if the Depository is located in the

United States and such Depository notifies Peru that it has ceased to be a clearing agency registered under the Exchange Act at a time when it is required to be so registered and Peru does not appoint a successor Depository within 90 days, or if the Depository is located outside of the United States and such Depository is closed for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so or such Depository is not registered and ceases to be exempt from registration or becomes required to be registered under the Exchange Act, Peru’s election pursuant to this Section 3.3 that such Bonds be represented by one or more Global Bonds, shall no longer be effective and Peru will execute, and the Fiscal Agent, upon receipt of an Officer’s Certificate of Peru for the authentication and delivery of Definitive Bonds, and upon receipt of an adequate supply of Definitive Bonds, will authenticate and deliver, without charge, Definitive Bonds in authorized denominations in an aggregate principal amount equal to the principal amount of such Global Bonds in exchange for such Global Bonds.”

SECTION 4. Effectiveness. This Amendment shall become effective as of the date hereof upon execution by the parties hereto.

SECTION 5. Governing Law. This Amendment is governed by and must be interpreted in accordance with the laws of the State of New York, except that all matters governing authorization and execution of this Agreement by Peru are governed by the laws of Peru.

SECTION 6. Counterparts. This Amendment may be signed in any number of counterparts (which may include counterparts delivered by telecopier), with the same effect as if the signatures thereto and hereto were upon the same instrument. Such counterparts together constitute but one and the same instrument.

SECTION 7. Incorporation Into Fiscal Agency Agreement. All provisions of this Amendment shall be deemed to be incorporated in, and made part of, the Fiscal Agency Agreement, and the Fiscal Agency Agreement, as amended and supplemented by this Amendment, shall be read, taken and construed as one and the same instrument.

SECTION 8. Acceptance. The Fiscal Agent accepts the Fiscal Agency Agreement, as supplemented by this Amendment, and agrees to perform the same upon the terms and conditions set forth therein as so supplemented.

SECTION 9. Separability. If any provision in this Amendment or in the Terms is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

SECTION 10. Effect of Headings. The Article and Section headings in this Amendment are for convenience only and shall not affect the construction hereof.

SECTION 11. Amendment. Except as specifically amended or modified hereby, the Fiscal Agency Agreement shall continue in full force and effect in accordance with the provisions thereof. All references in any other agreement or document to the Fiscal Agency Agreement shall, on and after the date hereof, be deemed to refer to the Fiscal Agency Agreement as amended hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

THE REPUBLIC OF PERU

By	/s/ Guillermo Garrido Lecca

Name:	Guillermo Garrido Lecca
Title:	Director General de Credito Publico

JPMORGAN CHASE BANK

By	/s/ William Potes

Name:	William Potes
Title:	Assistant Treasurer

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